Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This AMENDMENT (this “Amendment”) is entered into as of December 30, 2008 by and among EpiCept Corporation, a Delaware corporation (the “Company”) and Robert W. Cook (the “Executive”). Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement (as hereinafter defined), except as otherwise provided.

WHEREAS, the Company and the Executive entered into an Employment Agreement, dated as of October 28, 2004 (as amended to the date hereof, the “Employment Agreement”);

WHEREAS, the parties hereby desire to make certain additional amendments to the Employment Agreement to reflect the issuance of final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Section 5(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(b) The amount of the incentive award referred to in this Section 5, which amount shall be determined by the Board or any compensation committee thereof, is to be (i) determined and paid as promptly as reasonably practicable following the close of the calendar year to which such award relates and (ii) paid no later than the earlier of (x) the date that other senior executives of the Company are paid corresponding awards and (y) March 15th of the year following the year in which the bonus was earned.

2.	Section 8 of the Employment Agreement is hereby amended to add the following language as Section 8(c):

(c) Notwithstanding anything in the Agreement to the contrary, any reimbursements by the Company to the Executive of any eligible expenses under this Agreement, including, without limitation any reimbursements pursuant to this Section 8, that are not excludable from Executive’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they normally would be made pursuant to Company policies or the last day of the taxable year of the Executive following the year in which the expense was incurred. The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year of the Executive. The right to any Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

3.	Section 9 is hereby amended by adding the following language as Section 9(j):

(j) Section 409A Compliance. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof (“Section 409A”). Notwithstanding any other provision of the Agreement to the contrary, (A) (i) if Executive is a “specified employee,” as defined in Section 409A, on the date of Executive’s termination of employment, no payment of “deferred compensation,” as defined in Section 409A, under this Agreement shall be made to Executive during the period lasting six months from the date of termination (or, if earlier than the end of the six-month period, the date of death of the Executive) unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A and (ii) if any payment to the Executive is delayed pursuant to the immediately preceding sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in that sentence, (B) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (i) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Section 409A, and (C) for purposes of this Agreement, “termination of employment,” “Date of Termination” or any similar references shall mean Executive’s “separation from service,” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions. The Company shall consult with Executive in good faith regarding the implementation of this Section 9(j); provided that none of the Company, any of its affiliates, or any of its employees or representatives shall have any liability to Executive with respect thereto.

4.	Full Force. Except as set forth in this Amendment, the Employment Agreement remains in full force and effect.
5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date first above written.

EPICEPT CORPORATION

By:	/s/ John V. Talley
Name:	John V. Talley
Title:	Chief Executive Officer

EXECUTIVE

By:	/s/ Robert W. Cook
Name:	ROBERT W. COOK

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